EXHIBIT 99.1

NGL Energy Partners LP Announces Agreement to Sell Certain Retail Propane Businesses to DCC LPG

TULSA, Okla., -- (BUSINESS WIRE) - November 7, 2017 - NGL Energy Partners LP (NYSE:NGL) (the “Partnership” or “NGL”) announced today that it has entered into a definitive agreement with DCC LPG (“DCC”), a division of DCC plc, to sell a portion of NGL’s Retail Propane Business for $200 million in cash, adjusted for working capital at closing. NGL will retain this business through closing, which is scheduled for March 31, 2018 and will also retain all profits generated through the closing date. These assets are expected to generate approximately $20 million in Adjusted EBITDA from December 1, 2017 through March 31, 2018 based on NGL’s current public guidance, resulting in a total value proposition to NGL of approximately $220 million.

“I believe this is a very positive transaction for both NGL and DCC. Shawn Coady and his team have built a tremendous business, providing DCC with a highly respected, experienced management team and a turnkey platform through which to build their U.S. retail propane operations,” stated NGL’s CEO Mike Krimbill. “The sale reflects a big step towards achieving our target compliance leverage of 3.25x or better. The terms of the transaction provide for a $20 million cash deposit on announcement that we can immediately deploy towards debt repayment. The remaining $180 million in cash proceeds, combined with the retained cash flows from the business generated through this heating season, provide significant cash for leverage reduction and allows us to maintain our earnings targets for this fiscal year.”

Shawn Coady, NGL’s President of Retail, commented: “We are very excited to enter a new chapter of our business with DCC and build on the success we’ve had prior to and since merging with NGL. DCC’s extensive experience in retail propane across multiple international markets, their desire to retain all of our employees, and their vision for growth in the U.S. provides a compelling opportunity for the collective team.” Shawn Coady will be joining DCC in a management role upon closing.

The Retail Propane Business subject to this transaction is comprised of NGL’s operations across 10 states in the mid-continent and western portions of the United States, including its flagship Hicksgas Propane business in Illinois and Indiana, along with Pacer Propane, Propane Central and a number of smaller, local brands. NGL’s Liquids Logistics operating segment will provide propane supply to DCC along with numerous other propane retailers throughout the United States. NGL will retain its retail propane businesses located in the northeastern, mid-atlantic and southeastern sections of the United States, where the Partnership expects to continue to grow its footprint through conversions from other fuels, population growth and accretive acquisitions.

The sale of this Retail Propane Business will help NGL execute on its goal to reduce leverage, with the cash proceeds going towards debt reduction. Closing of the sale is subject to regulatory and other customary closing conditions.

Wells Fargo Securities, LLC is serving as NGL’s exclusive financial advisor and McAfee & Taft in Tulsa, Oklahoma is serving as NGL’s legal counsel.

Forward-Looking Statements

Certain matters contained in this Press Release include "forward-looking statements." All statements, other than statements of historical fact, included in this Press Release may constitute forward-looking statements. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot assure you that these expectations will prove to be correct. These forward-looking statements are subject to certain known and unknown risks and uncertainties, as well as assumptions that could cause actual results to differ materially from those reflected in these forward-looking statements. Factors that might cause actual results to differ include, but are not limited to, the risk factors discussed from time to time in each of our documents and reports filed with the SEC.

Readers are cautioned not to place undue reliance on any forward-looking statements contained in this Press Release, which reflect management's opinions only as of the date hereof. Except as required by law, we undertake no obligation to revise or publicly release the results of any revision to any forward-looking statements.

About NGL Energy Partners LP

NGL Energy Partners LP is a Delaware limited partnership. NGL owns and operates a vertically integrated energy business with five primary businesses: water solutions, crude oil logistics, NGL logistics, refined products/renewables and retail propane. For further information, visit the Partnership's website at www.nglenergypartners.com.

Contacts:
Trey Karlovich (918) 481-1119
Executive Vice President, Chief Financial Officer
trey.karlovich@nglep.com

Linda Bridges (918) 481-1119
Vice President - Finance and Treasurer
Linda.Bridges@nglep.com

About DCC plc

DCC is a leading international sales, marketing and support services group with a clear focus on performance and growth. It operates through four divisions: LPG, Retail & Oil, Healthcare and Technology.

DCC is an ambitious and entrepreneurial business operating in 15 countries, supplying products and services used by millions of people every day throughout Europe. Building strong routes to market, driving for results, focusing on cash conversion and generating superior sustainable returns on capital employed enable the group to reinvest in its business, creating value for its stakeholders.

Headquartered in Dublin, employing approximately 10,000 people, DCC’s four divisions are:

•	DCC LPG - a leading liquefied petroleum gas (“LPG”) sales and marketing business in Europe, with a developing business in the retailing of natural gas;

•	DCC Retail & Oil - a leader in the sales, marketing and retailing of transport fuels and commercial fuels, heating oils and related products and services in Europe;

•	DCC Healthcare - a leading healthcare business, providing products and services to healthcare providers and health and beauty brand owners; and

•	DCC Technology - a leading European sales, marketing and services partner for global technology brands.

DCC plc is listed on the London Stock Exchange and is a constituent of the FTSE 100. In its financial year ended 31 March 2017, DCC generated revenue of £12.3 billion and operating profit of £345 million.

DCC has an excellent record, delivering compound annual growth of 14% in operating profit and generating an average return on capital employed of approximately 19% over 23 years as a public company.

About DCC LPG

DCC LPG is the leading liquefied petroleum gas (“LPG”) sales, marketing and distribution business in Europe, with a developing business in the retailing of natural gas and electricity. DCC LPG currently operates in seven countries across Europe and has leading market positions in France, Britain, Ireland, Norway, Sweden and The Netherlands. Following the completion of two recently announced acquisitions, DCC LPG will also have substantial operations in the US and Hong Kong & Macau.